Exhibit 5.2

LAW OFFICES
Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, llp
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
(310) 553-3000
Fax (310) 556-2920
August 5, 2004

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Re:	MGM MIRAGE : Registration Statement on Form S-4 (Registration No. 333-117559)

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (File No. 333-117559), filed by MGM MIRAGE, a Delaware corporation (the “Company”), and certain of its subsidiaries named therein (the “Subsidiary Guarantors”) with the Securities and Exchange Commission on July 22, 2004 (as the same may be amended, the “Registration Statement”) in connection with the registration of $300,000,000 in aggregate principal amount of 5.875% Senior Notes due 2014 (the “New Notes”) by the Company and the guarantees of the New Notes (the “New Guarantees”) by each of the Subsidiary Guarantors. The New Notes and the New Guarantees will be issued pursuant to an indenture, dated as of February 27, 2004 (the “Indenture”), among the Company, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The New Notes and the New Guarantees will be issued in exchange for the Company’s outstanding 5.875% Senior Notes due 2014 (the “Old Notes”) and the guarantees thereof (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”) by the Subsidiary Guarantors, originally issued and sold pursuant to Section 4(2) of the Securities Act of 1933, as amended, on March 23, 2004, pursuant to, and on the terms set forth in, the registration rights agreement, dated March 23, 2004, by and among the Company and the initial purchasers of the Old Securities (the “Registration Rights Agreement”), the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the “Exchange Offer”).

     In our capacity as your special counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Subsidiary Guarantors in connection with the authorization of the New Notes and the New Guarantees, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner currently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In rendering the opinions set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have been furnished with, and with your consent have relied upon, certificates of officers of the Company and the Subsidiary Guarantors

MGM MIRAGE
August 5, 2004

with respect to certain factual matters. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     Insofar as any of the matters set forth below may involve or be affected by the laws of the State of Nevada, or the matters set forth in the opinion of Lionel, Sawyer & Collins (“LSC”), we are relying solely upon the opinion of LSC, and our opinion is subject to any assumptions, exceptions or limitations set forth in that opinion.

     To the extent that the obligations of the Company under the Indenture or the obligations of the Subsidiary Guarantors under any New Guarantee may be dependent upon such matters, we assume for purposes of this opinion that: the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Trustee is duly qualified to engage in the activities contemplated by the Indenture; the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee is in compliance generally, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the New Notes and the New Guarantees, when duly executed, authenticated and delivered in accordance with the Indenture, the Registration Rights Agreement and the Exchange Offer, will be duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors and will be legally issued and constitute valid, binding and enforceable obligations of the Company and the Subsidiary Guarantors, respectively, subject to bankruptcy, insolvency, moratorium and similar laws affecting the rights of creditors generally and to the general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Very truly yours,

/s/ Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP